Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces First Quarter 2025 Results, Reaffirms Full-Year Guidance,
and Introduces New $1.5 Billion Share Repurchase Program
STAMFORD, Conn. – April 23, 2025 – United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter of 2025, reaffirmed its 2025 full-year guidance and announced that its Board of Directors has approved a new $1.5 billion share repurchase program.
First Quarter 2025 Highlights1
•Total revenue of $3.719 billion, including rental revenue2 of $3.145 billion.
•Net income of $518 million, at a margin3 of 13.9%. GAAP diluted earnings per share of $7.91, and adjusted EPS4 of $8.86.
•Adjusted EBITDA4 of $1.671 billion, at a margin3 of 44.9%.
•Year-over-year, fleet productivity5 increased 3.1% as reported and 1.9% on a pro forma5 basis.
•Net cash provided by operating activities of $1.425 billion; free cash flow4 of $1.082 billion, including gross payments for purchases of rental equipment of $661 million.
•Gross rental capital expenditures of $707 million.
•Returned $368 million to shareholders, comprised of $250 million via share repurchases and $118 million via dividends paid.
•Net leverage ratio6 of 1.7x, with total liquidity6 of $3.345 billion, at March 31, 2025.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “2025 is off to a solid start, reflecting demand across both our construction and industrial end-markets. I’m pleased with the team’s commitment to putting our customers first, which ultimately translated to record first-quarter revenue and adjusted EBITDA. I’m also pleased to reaffirm our full-year guidance, based on both the momentum we’re carrying into our busy season and continued positive customer sentiment, which, together, reinforce our expectations for another year of profitable growth.”
Flannery continued, “We remain laser focused on executing our unique and well-proven strategy. This allows us to capitalize on the opportunities ahead and to differentiate ourselves from the competition. Our resilient business model, combined with prudent capital allocation, including our new $1.5 billion share repurchase authorization, and balance sheet strength, allows us to continue driving profitable growth, strong free cash flow and compelling returns.”
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1.See "Merger Termination Benefit" below for a discussion of the net benefit associated with the terminated acquisition of H&E Equipment Services, Inc. d/b/a H&E Rentals (“H&E”).
2.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
3.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
5.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. On March 15, 2024, the company completed the acquisition of Yak Access, LLC, Yak Mat, LLC and New South Access & Environmental Solutions, LLC (collectively, “Yak”). Pro forma results reflect the combination of United Rentals and Yak for all periods presented.
6.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2025 Outlook
The company has reaffirmed its 2025 outlook below.

Total revenue	$15.6 billion to $16.1 billion
Adjusted EBITDA[7]	$7.2 billion to $7.45 billion
Net rental capital expenditures after gross purchases	$2.2 billion to $2.5 billion, after gross purchases of $3.65 billion to $3.95 billion
Net cash provided by operating activities	$4.5 billion to $5.1 billion
Free cash flow excluding merger and restructuring related payments[8]	$2.0 billion to $2.2 billion
Summary of First Quarter 2025 Financial Results
•Rental revenue increased 7.4% year-over-year to a first quarter record of $3.145 billion. Fleet productivity increased 3.1% year-over-year including the impact of the Yak acquisition, and increased 1.9% on a pro forma basis including the pre-acquisition results of Yak for 2024, while average original equipment at cost (“OEC”) increased 3.3%.
•Used equipment sales in the quarter decreased 1.6% year-over-year. Used equipment sales generated $377 million of proceeds at a GAAP gross margin of 44.3% and an adjusted gross margin9 of 47.2%, compared to $383 million at a GAAP gross margin of 48.8% and an adjusted gross margin of 53.3% for the same period last year. The year-over-year declines in the GAAP and adjusted gross margins primarily reflected the continued normalization of the used equipment market, including pricing.
•Net income for the quarter decreased 4.4% year-over-year to $518 million, which included the $29 million after-tax merger termination benefit discussed below. Net income margin decreased 170 basis points to 13.9%, primarily driven by 1) decreased rental gross margin, particularly for the specialty segment, as discussed below, 2) decreased gross margin from used equipment sales as discussed above, 3) increased selling, general and administrative ("SG&A") expenses which included the professional fees associated with the terminated H&E acquisition and 4) increased interest expense, which included the impact of the bridge financing fees associated with the terminated H&E acquisition, partially offset by 5) the impact of the H&E break-up fee discussed below.
•Adjusted EBITDA for the quarter increased 5.3% year-over-year to a first quarter record of $1.671 billion, which included the $52 million merger termination benefit discussed below. Adjusted EBITDA margin decreased 60 basis points to 44.9%, primarily reflecting 1) decreased rental gross margin (excluding depreciation and stock compensation expense), 2) decreased adjusted gross margin from used equipment sales and 3) higher SG&A expenses, partially offset by 4) the impact of the H&E break-up fee, all of which are discussed above.
•General rentals segment rental revenue increased 1.4% year-over-year to a first quarter record of $2.099 billion, while rental gross margin decreased by 60 basis points year-over-year to 32.3%, primarily due to inflation and normal cost variability, including increases in delivery and certain other costs.

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7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Free cash flow excludes merger and restructuring related payments, which cannot be reasonably predicted for the 2025 outlook. Merger and restructuring related payments were $1 million for the three months ended March 31, 2025.
9.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($11 million and $17 million for the three months ended March 31, 2025 and 2024, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•Specialty rentals segment rental revenue increased 21.8% year-over-year to a first quarter record of $1.046 billion, including the impact of the Yak acquisition. On a pro forma basis, including the pre-acquisition results of Yak for 2024, rental revenue increased 14.8% year-over-year. Rental gross margin decreased by 600 basis points year-over-year to 43.1%, which primarily reflected 1) increased depreciation expense, including the impact of the Yak acquisition, 2) the impact of a higher proportion of 2025 revenue from lower-margin ancillary revenues, 3) inflation and 4) normal cost variability, including the impact of expenses related to repositioning fleet to efficiently support strong demand.
•Cash flow from operating activities increased 38.5% year-over-year to $1.425 billion for the first three months of 2025, and free cash flow, including merger and restructuring related payments, increased 24.5%, from $869 million to $1.082 billion. Cash flow from operating activities and free cash flow in 2025 both included the $52 million merger termination benefit discussed below. Additionally, the increase in cash flow from operating activities reflected the impact of working capital activities, and the increase in free cash flow reflected the working capital impact, partially offset by higher rental capital expenditures.
•Capital management. The company's net leverage ratio was 1.7x at March 31, 2025, as compared to 1.8x at December 31, 2024. Through March 31, 2025, the company has repurchased $250 million10 of common stock, completing its $1.5 billion share repurchase program10, and paid dividends totaling $118 million. Following the completion of its prior $1.5 billion share repurchase program, the company plans to commence its new $1.5 billion share repurchase program10, as discussed below, with the intention of repurchasing a total of $1.5 billion of common stock in 2025. Additionally, the company's Board of Directors has declared a quarterly dividend of $1.79 per share, payable on May 28, 2025 to stockholders of record on May 14, 2025.
•Total liquidity was $3.345 billion as of March 31, 2025, including $542 million of cash and cash equivalents.
•Return on invested capital (ROIC)11 was 12.6% for the 12 months ended March 31, 2025, including the 10 basis point reduction due to the terminated H&E acquisition discussed below.
Merger Termination Benefit
In January 2025, the company announced that it had signed a merger agreement to acquire H&E. In February 2025, following the termination of that merger agreement, the company received a break-up fee of $64 million. The results for the first quarter of 2025 include a net $39 million merger termination benefit, which reflects this break-up fee, net of related transaction costs. The net merger termination benefit is comprised of $12 million of professional fees recorded in SG&A expenses, $13 million of bridge financing fees recorded in interest expense, net, and the break-up fee of $64 million recorded in other income, net. For the first quarter of 2025, the impact of the merger termination was a $29 million net after-tax benefit, or $0.45 per diluted share, for net income, and a $52 million net benefit for adjusted EBITDA, cash flow from operating activities and free cash flow (the cash flow impact reflects the fact that the associated taxes have not yet been paid). The impact on return on invested capital for the 12 months ended March 31, 2025 was a 10 basis point reduction (reflecting the professional fees recorded in SG&A).
Share Repurchase Program
On April 23, 2025, the company's Board of Directors authorized a new $1.5 billion share repurchase program that is expected to be completed by the end of the first quarter of 2026. The company plans to begin repurchases under the program during the second quarter of 2025. As noted above, the company's prior $1.5 billion share repurchase program was completed during the first quarter of 2025. In total, the company intends to complete $1.5 billion of share repurchases in 2025, with the remaining $250 million of the new authorization carried into 2026.
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10.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. The repurchases noted above (as well as the total program sizes) do not include the excise tax, which totaled $2 million year-to-date through March 31, 2025.
11.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Conference Call
United Rentals will hold a conference call tomorrow, Thursday, April 24, 2025, at 8:30 a.m. Eastern Time. The conference call number is 800-451-7724 (international: 785-424-1116). The replay number for the call is 402-220-2695. The passcode for both the conference call and replay is 81314. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet, merger related intangible asset amortization, asset impairment charge and debt related losses. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,601 rental locations in North America, 39 in Europe, 38 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 27,300 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers a fleet of equipment for rent with a total original cost of $21.21 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, interest rates, supply chain constraints, tariffs, trade wars and sanctions), geopolitical risks (including risks related to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and time utilization we achieve being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction in government spending; (7) trends in oil and natural gas, including significant increases in the prices of oil or natural gas, have in the past affected, and could in the future adversely affect, the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation or tariffs, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness requires us to use a substantial amount of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel, as well as loss, absenteeism or the inability of employees to work or perform key functions in light of public health crises or epidemics; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of insolvency, financial difficulties or other factors, including tariffs, affecting our suppliers; (24) increases in our maintenance and replacement costs, including as a result of tariffs, and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions to our information technology systems; (27) risks related to severe weather events and other natural occurrences, and climate change regulation; (28) risks related to our aspirational sustainability and safety goals, including our greenhouse gas intensity reduction goal; (29) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (30) shortfalls in our insurance coverage or inability to obtain coverage on reasonable terms or at all; (31) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (32) the outcome or other potential consequences of litigation, regulatory and investigatory matters; (33) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (34) risks related to, and the costs of complying with, environmental and safety laws and regulations; (35) risks related to, and the costs of complying with, foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk and tariffs; (36) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; and (37) the effect of changes in tax law.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2025	2024
Revenues:
Equipment rentals	$3,145	$2,929
Sales of rental equipment	377	383
Sales of new equipment	70	48
Contractor supplies sales	36	36
Service and other revenues	91	89
Total revenues	3,719	3,485
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,378	1,244
Depreciation of rental equipment	637	582
Cost of rental equipment sales	210	196
Cost of new equipment sales	56	38
Cost of contractor supplies sales	26	25
Cost of service and other revenues	56	54
Total cost of revenues	2,363	2,139
Gross profit	1,356	1,346
Selling, general and administrative expenses (1)	437	389
Restructuring charge	1	1
Non-rental depreciation and amortization	114	104
Operating income	804	852
Interest expense, net (1)	184	160
Other income, net (1)	(68)	(3)
Income before provision for income taxes	688	695
Provision for income taxes	170	153
Net income (1)	$518	$542
Diluted earnings per share (1)	$7.91	$8.04
Dividends declared per share	$1.79	$1.63

(1)See above for a discussion of the merger termination benefit associated with the termination of the H&E merger agreement.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$542	$457
Accounts receivable, net	2,298	2,357
Inventory	227	200
Prepaid expenses and other assets	174	235
Total current assets	3,241	3,249
Rental equipment, net	14,885	14,931
Property and equipment, net	1,046	1,034
Goodwill	6,860	6,900
Other intangible assets, net	642	663
Operating lease right-of-use assets	1,323	1,337
Other long-term assets	53	49
Total assets	$28,050	$28,163
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,420	$1,178
Accounts payable	1,029	748
Accrued expenses and other liabilities	1,345	1,397
Total current liabilities	3,794	3,323
Long-term debt	11,502	12,228
Deferred taxes	2,692	2,685
Operating lease liabilities	1,071	1,089
Other long-term liabilities	202	216
Total liabilities	19,261	19,541
Common stock	1	1
Additional paid-in capital	2,688	2,691
Retained earnings	14,214	13,813
Treasury stock	(7,730)	(7,478)
Accumulated other comprehensive loss	(384)	(405)
Total stockholders’ equity	8,789	8,622
Total liabilities and stockholders’ equity	$28,050	$28,163

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended
	March 31,
	2025	2024
Cash Flows From Operating Activities:
Net income	$518	$542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	751	686
Amortization of deferred financing costs and original issue discounts	4	4
Gain on sales of rental equipment	(167)	(187)
Gain on sales of non-rental equipment	(4)	(3)
Insurance proceeds from damaged equipment	(11)	(13)
Stock compensation expense, net	36	28
Restructuring charge	1	1
Debt related activity (1)	13	1
Decrease in deferred taxes	(16)	(17)
Changes in operating assets and liabilities, net of amounts acquired:
Decrease in accounts receivable	62	98
Increase in inventory	(27)	(3)
Decrease in prepaid expenses and other assets	67	15
Increase (decrease) in accounts payable	233	(74)
Decrease in accrued expenses and other liabilities	(35)	(49)
Net cash provided by operating activities	1,425	1,029
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(661)	(511)
Payments for purchases of non-rental equipment and intangible assets	(84)	(58)
Proceeds from sales of rental equipment	377	383
Proceeds from sales of non-rental equipment	14	13
Insurance proceeds from damaged equipment	11	13
Purchases of other companies, net of cash acquired	(17)	(1,118)
Purchases of investments	(1)	(2)
Net cash used in investing activities	(361)	(1,280)
Cash Flows From Financing Activities:
Proceeds from debt	2,098	4,609
Payments of debt	(2,636)	(3,743)
Payment of contingent consideration	(23)	—
Payments of financing and other debt related costs (1)	(13)	(16)
Common stock repurchased, including tax withholdings for share based compensation (2)	(289)	(415)
Dividends paid	(118)	(110)
Net cash (used in) provided by financing activities	(981)	325
Effect of foreign exchange rates	2	(8)
Net increase in cash and cash equivalents	85	66
Cash and cash equivalents at beginning of period	457	363
Cash and cash equivalents at end of period	$542	$429
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$42	$131
Cash paid for interest	222	195

(1)The amounts for the three months ended March 31, 2025 reflect bridge financing fees associated with the terminated H&E acquisition discussed above.
(2)See above for a discussion of our share repurchases. The common stock repurchases include 1) shares repurchased pursuant to our share repurchase program and 2) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended March 31, 2025	3.3%	(1.5)%	3.1%	2.5%	7.4%
Please refer to our First Quarter 2025 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,
	2025	2024	Change
General Rentals
Reportable segment equipment rentals revenue	$2,099	$2,070	1.4%
Reportable segment equipment rentals gross profit	679	681	(0.3)%
Reportable segment equipment rentals gross margin	32.3%	32.9%	(60) bps
Specialty
Reportable segment equipment rentals revenue	$1,046	$859	21.8%
Reportable segment equipment rentals gross profit	451	422	6.9%
Reportable segment equipment rentals gross margin	43.1%	49.1%	(600) bps
Total United Rentals
Total equipment rentals revenue	$3,145	$2,929	7.4%
Total equipment rentals gross profit	1,130	1,103	2.4%
Total equipment rentals gross margin	35.9%	37.7%	(180) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2025	2024
Numerator:
Net income available to common stockholders (1)	$518	$542
Denominator:
Denominator for basic earnings per share—weighted-average common shares	65.3	67.2
Effect of dilutive securities:
Employee stock options	—	—
Restricted stock units	0.1	0.2
Denominator for diluted earnings per share—adjusted weighted-average common shares	65.4	67.4
Diluted earnings per share (1)	$7.91	$8.04

(1)See above for a discussion of the merger termination benefit associated with the termination of the H&E merger agreement. The impact of the merger termination for the three months ended March 31, 2025 was a net after-tax benefit of $29 million, or $0.45 per diluted share.

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet, restructuring charge, asset impairment charge and debt related losses. See below for further detail on the special items. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended
	March 31,
	2025	2024
Earnings per share - GAAP, as-reported (1)	$7.91	$8.04
After-tax (2) impact of:
Merger related intangible asset amortization (3)	0.52	0.49
Impact on depreciation related to acquired fleet and property and equipment (4)	0.29	0.40
Impact of the fair value mark-up of acquired fleet (5)	0.13	0.19
Restructuring charge (6)	0.01	0.01
Asset impairment charge (7)	—	0.01
Debt related losses	—	0.01
Earnings per share - adjusted (1)	$8.86	$9.15
Tax rate applied to above adjustments (2)	25.2%	25.2%
(1)See above for a discussion of the merger termination benefit associated with the termination of the H&E merger agreement. The impact of the merger termination for the three months ended March 31, 2025 was a net benefit of $0.45 per diluted share.
(2)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. We currently have no open restructuring programs.
(7)Reflects write-offs of leasehold improvements and other fixed assets.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2025	2024
Net income (1)	$518	$542
Provision for income taxes	170	153
Interest expense, net	184	160
Depreciation of rental equipment	637	582
Non-rental depreciation and amortization	114	104
EBITDA	$1,623	$1,541
Restructuring charge (2)	1	1
Stock compensation expense, net (3)	36	28
Impact of the fair value mark-up of acquired fleet (4)	11	17
Adjusted EBITDA (1)	$1,671	$1,587
Net income margin	13.9%	15.6%
Adjusted EBITDA margin	44.9%	45.5%
(1)See above for a discussion of the merger termination benefit associated with the termination of the H&E merger agreement. For the three months ended March 31, 2025, the impact of the merger termination was a net after-tax benefit of $29 million for net income and a net $52 million benefit for adjusted EBITDA.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. We currently have no open restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2025	2024
Net cash provided by operating activities (1)	$1,425	$1,029
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(4)
Gain on sales of rental equipment	167	187
Gain on sales of non-rental equipment	4	3
Insurance proceeds from damaged equipment	11	13
Restructuring charge (2)	(1)	(1)
Stock compensation expense, net (3)	(36)	(28)
Debt related activity (4)	(13)	(1)
Changes in assets and liabilities	(194)	17
Cash paid for interest	222	195
Cash paid for income taxes, net	42	131
EBITDA	$1,623	$1,541
Add back:
Restructuring charge (2)	1	1
Stock compensation expense, net (3)	36	28
Impact of the fair value mark-up of acquired fleet (5)	11	17
Adjusted EBITDA (1)	$1,671	$1,587
(1)See above for a discussion of the merger termination benefit associated with the termination of the H&E merger agreement. For the three months ended March 31, 2025, the impact of the merger termination was a net $52 million benefit for both net cash provided by operating activities (as noted above, the associated taxes have not yet been paid) and adjusted EBITDA.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $384 million. We currently have no open restructuring programs.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)The amount for the three months ended March 31, 2025 reflects bridge financing fees associated with the terminated H&E acquisition discussed above.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2025	2024
Net cash provided by operating activities (1)	$1,425	$1,029
Payments for purchases of rental equipment	(661)	(511)
Payments for purchases of non-rental equipment and intangible assets	(84)	(58)
Proceeds from sales of rental equipment	377	383
Proceeds from sales of non-rental equipment	14	13
Insurance proceeds from damaged equipment	11	13
Free cash flow (1) (2)	$1,082	$869
(1)See above for a discussion of the merger termination benefit associated with the termination of the H&E merger agreement. For the three months ended March 31, 2025, the impact of the merger termination was a net $52 million benefit for both net cash provided by operating activities and free cash flow (as noted above, the associated taxes have not yet been paid).
(2)Free cash flow included aggregate merger and restructuring related payments of $1 million and $2 million for the three months ended March 31, 2025 and 2024, respectively.
The table below provides a reconciliation between 2025 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$4,500-$5,100
Payments for purchases of rental equipment	$(3,550)-$(4,050)
Proceeds from sales of rental equipment	$1,350-$1,550
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(300)-$(400)
Free cash flow excluding merger and restructuring related payments	$2,000- $2,200